UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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THE ALGER FUNDS
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YOUR IMMEDIATE ATTENTION IS REQUESTED

Special Meeting of Shareholders Scheduled for July 29, 2015

ALGER GROWTH OPPORTUNITIES FUND

Dear Valued Shareholder:

We have attempted to contact you several times in order to obtain your vote on an important proposal that will be put forth at the July 29th Special Meeting of Shareholders of the Alger Growth Opportunities Fund. We apologize for such outreach, however shareholder action is required to approve the proposal for the Fund, and your vote — regardless of the number of shares you own - is critical to holding the meeting as scheduled.

This Special Meeting had been called for shareholders to vote upon the following proposal:

1. To approve changing the Fund’s fundamental investment policy regarding concentration of investments.

While to date, an overwhelming majority of the votes received have been cast in favor of the proposal, a quorum of the shares entitled to vote has not yet been achieved. Without a quorum, we cannot hold the meeting as scheduled. Please vote your shares today.  By voting prior to the July 29, 2015 meeting date you can help the Fund avoid costly adjournments and further solicitation expense that increases costs for all shareholders.

To avoid adjournments and additional solicitation costs, the Board of Trustees unanimously recommends shareholders vote “FOR” the proposal.

The proxy statement is available online at www.OkapiVote.com/AlgerFunds.

If you have any questions regarding the proposal, please call the Fund’s proxy solicitor, Okapi Partners, toll-free at 877-279-2311.

Thank you for your prompt assistance with this matter.

Please take a moment and vote today!  Thank you.